UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

May 6, 2009

GENZYME CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-14680	06-1047163
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS employer identification number)

500 Kendall Street, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code:

(617) 252-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On May 6, 2009, Genzyme Corporation issued a press release announcing that Genzyme is modifying its presentation of non-GAAP earnings per share in response to investor feedback.  Genzyme will modify its presentation of GAAP to non-GAAP earnings to adjust only for stock compensation expenses and acquisition-related expenses, including in-process research and development (IPR&D).  IPR&D associated with licensing deals, amortization, legal expenses, and one-time gains and losses will now be included in Genzyme’s non-GAAP earnings per share.  A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

For comparison, Genzyme has revised its presentation of GAAP to non-GAAP reconciliations for 2002-2008 and these reconciliations can be found on the Investor Relations section of Genzyme’s website at http://www.genzyme.com.  Revised reconciliations for 2006 – 2008 and the first quarter of 2009 are furnished as Exhibit 99.2 to this Form 8-K.

The press release furnished herewith includes certain non-GAAP financial measures that involve adjustments to GAAP figures.  Genzyme believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Genzyme’s past financial performance and its prospects for the future.  The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends.  In addition, these non-GAAP financial measures are among the primary indicators Genzyme management uses for planning and forecasting purposes and measuring the company’s performance.  These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.

The press release also reported that Genzyme outlined its plans for continued sustainable growth across each of its businesses, provided updates on anticipated near-term regulatory milestones and shared new clinical data at its Analyst Day Meeting on May 6, 2009.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Genzyme Corporation dated May 6, 2009.

99.2	GAAP to non-GAAP reconciliations for 2006-2008 and the first quarter of 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENZYME CORPORATION

Dated: May 12, 2009	By:	/s/ Michael S. Wyzga
Michael S. Wyzga
Executive Vice President, Finance and Chief Financial Officer